Universal Institutional Funds, Inc.
- Global Real Estate Portfolio
Item 77O- Transactions effected
pursuant to Rule 10f-3

Securities Purchased: Commonwealth REIT
Purchase/Trade Date:	7/13/2011
Offering Price of Shares: $24.000
Total Amount of Offering:  10,000,000
shares
Amount Purchased by Fund:   2,620 shares
Percentage of Offering Purchased by Fund:
0.026
Percentage of Fund's Total Assets: 0.15
Brokers: Citi, Morgan Stanley, Wells Fargo
Securities, BofA Merrill Lynch, Jefferies,
RBC Capital Markets Purchased from:
Wachovia Securities